AMENDMENT NO. 2 TO EMPLOYMENT AGREEMENT

This Amendment No. 2 to the Employment Agreement (this "Amendment") is made effective as of August 1, 2013 (the "Effective Date") by and between Travelzoo Inc. (the "Company") and Christopher John Loughlin ("Employee"), with reference to the following facts:

A.     The Company and Employee are parties to an Employment Agreement dated November 18, 2009 ("Employment Agreement"), as amended by Amendment No.1 to the Employment Agreement dated July 31, 2013.

B.     To extend the terms of the Employment Agreement and to incorporate changes to Employee's office location, base salary and quarterly management bonus, Company and Employee mutually desire to effect certain amendments to the Employment Agreement.

NOW: THEREFORE, in consideration of the mutual covenants contained herein, and such other good and valuable consideration, the parties agree as follows:

Except as otherwise provided, capitalized terms in this Amendment shall have the meanings ascribed to such terms in the Employment Agreement.

1.     The entire paragraph 1(a) entitled "Position," is hereby deleted and the following is substituted in its place:

1. Duties and Scope of Employment.

(a) Position. Employee shall be employed as chief executive officer (CEO). As of August 1, 2013, upon Employee's request, the position is based in Austin, Texas. Employee understands that the position requires frequent travel to other office locations and confirms that he is available and motivated to travel for the Company and position, as needed.

2.     The entire paragraph 2 entitled "Term of Employment," is hereby deleted and the following is substituted in its place:

2. Term of Employment. The term of this Agreement shall be for the period (the "Term") commencing on July 1, 2010 and terminating on the date which is forty eight (48) months after the Effective Date (the "Expiration Date"). The Term of this Agreement as amended by Amendment No.2 shall be for the period (the ''; Term") comm1encing on July 1, 2014 and terminating on June 30, 2017 (the "Expiration Date"). Notwithstanding the foregoing, this Agreement shall expire on the date the Employee dies, and may be terminated by the Company during the Term, by delivery of written n0tice to Employee, for Cause (as hereinafter defined), because of
Disability (as hereinafter defined), or without Cause. If Employee continues in employment after the Expiration Date, any such employment will be on an at will basis.

3.     The entire paragraph 3(a) entitled "Salary" is hereby deleted and the following is substituted in its place:

''(a) Salary. As of July 1, 2014, Employee will receive a salary at the annualized rate of $600,000 per year (the "Salary"), which shall be paid periodically in accordance with normal Company payroll practices and subject to the usual and applicable required withholdings. Employee understands and agrees that neither his job performance nor promotions, commendations, bonuses or the like from the Company give rise to or in any way serve as the basis for modification, amendment, or extension, by implication or otherwise, of this Agreement."

4.     The entire paragraph 3(b) entitled "Performance Bonus" is hereby deleted and the following is substituted in its place:

"(b) Quarterly Management Bonus. As of July 1, 2014, E1mployee will be eligible to participate in a quarterly Performance Bonus plan ("Performance Bonus"), under which Employee may receive, in addition to his Salary, a bonus in an amount between zero and $158,667 (One Hundred Fifty Eight Thousand Six Hundred and Sixty-Seven Dollars). Employee must be employed by the Company through the last day of the quarter in order to receive any Performance Bonus attributable to such quarter with the following exceptions: the bonus for such quarter shall be prorated only if the last calendar quarter is less than a full quarter because Employee's employment is terminated without Cause under paragraph 2(a).

The following schedule applies for calculating a bonus.

•	The Company shall notify Employee of any changes to the Performance Bonus in writing.

•	Any bonus payments, if applicable, shall be made no more than 60 days of the end of the calendar quarter, and will be subject to the usual and applicable withholding and payroll taxes."

5.     Paragraph 3 (d) is deleted.

This Amendment shall commence on the Effective Date and continue in effect until the expiration or sooner termination of the Employment Agreement. This Amendment shall supersede and replace any inconsistent provisions of the Employment Agreement as amended by Amendment No. 1. Except as expressly set forth herein, all other terms of the Employment Agreement remain in full force and effect.

TRAVELZOO INC.    CHRIS LOUGHLIN
By: __________________________    By: __________________________
Its: __________________________
Date: ________________________    Date: ________________________